Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-149930

DM PRODUCTS, INC.
P.O. Box 2458
Walnut Creek, CA 94595
(925) 943-2090

Prospectus Supplement No. 1

(to Final Prospectus dated October 8, 2010)

This Prospectus Supplement No. 1 supplements and amends the final prospectus dated October 8, 2010 (the “Final Prospectus”), relating to the sale from time to time of up to 148,009,888 shares of common stock by certain shareholders, as well as the shares of common stock underlying the warrants held by the selling shareholders.

On October 28, 2010, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “DMPD”.  On October 27, 2010, the last reported sale price of our common stock was $0.0041 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Final Prospectus dated October 8, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this
Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 28, 2010.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 27, 2010

DM Products, Inc
(Exact name of registrant as specified in its charter)

Nevada	333-165961	45-0460095
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 2458 Walnut Creek, CA	94595
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  925-943-2090

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 4 – Matters Related to Accountants and Financial Statements

Item 4.01	Changes in Registrant’s Certifying Accountant.

On October 27, 2010, Beckstead and Watts, LLP (the “Former Accountant”) was dismissed as the Company’s accountant.  The Company has engaged Silberstein Ungar, PLLC (“New Accountant”) as its principal accountants effective October 27, 2010.  The decision to change accountants was approved by the Company’s board of directors.

The Former Accountant’s audit reports on the financial statements of the Company for the fiscal years ended December 31, 2008 and December 31, 2009 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports on the financial statements of the Company for the fiscal years ended December 31, 2008 and December 31, 2009 contained an uncertainty about the Company’s ability to continue as a going concern.

During the years ended December 31, 2008 and December 31, 2009, and through the interim period ended October 27, 2010, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in their reports on the financial statements for such periods.

During the years ended December 31, 2008 and December 31, 2009, and through the interim period ended October 27, 2010, there were no “reportable events” (as such term is defined in Item 304 of Regulation S-K).

Prior to retaining the New Accountant, the Company did not consult with the New Accountant regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

On October 28, 2010, the Company provided the Former Accountant with its disclosures in this Current Report on Form 8-K disclosing the dismissal of the Former Accountant and requested in writing that the Former Accountant furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Former Accountant’s response is filed as an exhibit to this Current Report on Form 8-K.

2

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

16.1 Letter from Former Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DM Products, Inc.

/s/ Kurtis Cockrum
Kurtis Cockrum
Date:         October 28, 2010

EXHIBIT 16.1

October 28, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: DM PRODUCTS, INC.

Ladies and Gentlemen:

We have read the statements made by DM PRODUCTS, INC. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Beckstead and Watts, LLP
BECKSTEAD AND WATTS, LLP